Exhibit 21.1

List of Subsidiaries

Year Ended December 31, 2021

Name of Affiliate or Entity	Place of Incorporation
Digimarc International LLC (100% ownership)	Oregon
Attributor Corporation (100% ownership)	Oregon
TVaura LLC (51% ownership)	Delaware
TVaura Mobile LLC (49% ownership)	Delaware
Digimarc GmbH (100% ownership)	Germany
EVRYTHING Limited (100% ownership)	United Kingdom
EVRYTHING Sarl (100% ownership)	Switzerland
EVRYTHING Beijing Information Technology Ltd. (100% ownership)	China
EVRYTHING Inc. (100% ownership)	Delaware